Exhibit 99.1

Speedway Motorsports Announces Successful Private Placement of $100 Million 6 3/4% Senior Subordinated Notes Due 2013

    CONCORD, N.C.--(BUSINESS WIRE)--July 7, 2004--Speedway Motorsports, Inc. (NYSE:TRK) announced today it closed on the private placement of $100 million 6 3/4% Senior Subordinated Notes Due 2013 (the "Notes").
    The Company used the proceeds of the offering to finance the acquisition of North Carolina Speedway, which occurred on July 1.
    Speedway also announced that, on July 1, the United States District Court for the Eastern District of Texas approved the litigation settlement agreement among Speedway's shareholders, NASCAR, International Speedway Corporation (Nasdaq/NM:ISCA)(OTC BB:ISCB) and Speedway (the "Ferko/Vaughn Litigation").
    The acquisition of North Carolina Speedway by the Company from ISC resulted from the settlement of the Ferko/Vaughan Litigation, in which shareholders of the Company sued NASCAR and ISC.
    The Notes have not been registered under the Securities Act of 1933 or any securities laws of any state or other jurisdiction and may not be offered or sold in the United States or any state or other jurisdiction absent registration or an applicable exemption from registration requirements. The issuance of the Notes was structured to allow secondary market trading under Rule 144A and Regulation S under the Securities Act of 1933.
    This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering sold would be unlawful.
    Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates, in addition to North Carolina Speedway, the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedways, Infineon Raceway, Las Vegas Motor Speedway, Lowe's Motor Speedway, and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiary, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to over 725 radio stations nationwide.

    CONTACT: Speedway Motorsports, Inc.
             Lauri Wilks, 704-455-3239